SUB ITEM 77Q1 A EXHIBITS
AMENDMENT 10
TO THE BYLAWS
OF
MONEY MARKET OBLIGATIONS TRUST
Effective August 17 2007
Strike Section 5 Powers of
the Executive Committee of
Article II POWERS AND DUTIES
OF THE
EXECUTIVE AND OTHER COMMITTEES
 and replace with the following
Section 5  Powers of Executive
Committee  During the intervals
 between the Meetings of the
 Trustees the
Executive Committee except as
limited by the By Laws of the
Trust or by specific directions
 of the
Trustees shall possess and may
 exercise all the powers of the
 Trustees in the management and
direction of
the business and conduct of the
affairs of the Trust in such
manner as the Executive Committee
 shall
deem to be in the best interests
of the Trust and shall have power
 to authorize the Seal of the
Trust to be
affixed to all instruments and
 documents requiring same
 Notwithstanding the foregoing
 the Executive
Committee shall not have the
 power to elect Trustees increase
or decrease the number of
Trustees elect or
remove any Officer issue
shares or recommend to
shareholders any action
requiring shareholder approval